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                                                                  EXHIBIT (h)(4)

                              OMNIBUS FEE AGREEMENT


          THIS AGREEMENT is made as of this 1st day of August, 2004, by and between ASSET MANAGEMENT FUND (the "Trust"), a Delaware statutory trust having its principal place of business at 230 West Monroe Street, Chicago Illinois 60606, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

          WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, the Trust and BISYS are entering into an Administration Agreement dated as of August 1, 2004, a Fund Accounting Agreement dated as of August 1, 2004, and a Transfer Agency Agreement dated as of August 1, 2004, concerning the provision of administration, fund accounting and transfer agency services, respectively, for the investment portfolios of the Trust (individually referred to herein as a "Fund" and collectively as the "Funds"); and

          WHEREAS, the parties desire to set forth the compensation payable to BISYS by the Trust under the Administration Agreement, Fund Accounting Agreement and Transfer Agency Agreement (collectively the "Service Agreements") in a separate written document.

          NOW, THEREFORE in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

          1. The parties have agreed that a single integrated fee shall be paid by the Trust as compensation to BISYS for such services performed under the Service Agreements. The aggregate amount of the compensation due and payable to BISYS for such services is set forth in Schedule A hereto. Such compensation shall be payable during the term of the Service Agreements. In addition to the foregoing, BISYS shall be reimbursed for certain out-of-pocket expenses and miscellaneous fees and charges, as more fully set forth in the Service Agreements.

         This Agreement shall be governed by, and its provisions shall be construed in accordance with, the laws of the State of Ohio.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.



                                               ASSET MANAGEMENT FUND

                                               By: /s/ Edward E. Sammons, Jr.
                                                   --------------------------
                                               Title: President
                                                      -----------------------

                                               BISYS FUND SERVICES OHIO, INC.

                                               By: /s/ Fred Naddaff
                                                   --------------------------
                                               Title: President
                                                      -----------------------


                                       2
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                                   SCHEDULE A

                          TO THE OMNIBUS FEE AGREEMENT

                       DATED THIS 1ST DAY OF AUGUST, 2004
                                     BETWEEN
                              ASSET MANAGEMENT FUND
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


                                      FEES

1.       ASSET-BASED FEES

         Subject to the annual minimum fee set forth below, the Company shall pay to BISYS on the first business day of each month, or at such time(s) as BISYS shall request and the parties hereto shall agree, a fee computed daily at the annual rate of:

                  Three one-hundredths of one percent (.03%) of each Fund's average daily net assets up to and including $1 billion;

                  Two one-hundredths of one percent (.02%) of the next $1 billion of each Fund's average daily net assets; and

                  One one-hundredth of one percent (.01%) of each Fund's average daily net assets in excess of $2 billion.

2.       ANNUAL MINIMUM FEE

         The asset-based fees set forth above shall be subject to a minimum annual fee for the Trust in the amount of $393,200.

3.       PER ACCOUNT FEES

         BISYS shall also be entitled to receive a $15.00 per account per Fund annual processing fee.

         For these purposes, the following categories constitute an open account on the BISYS system in any one month: open account with balance, open account with zero balance, open account with negative balance and closed account with activity. Closed accounts with no activity in the month are considered a closed account for billing purposes.

                                      A-1

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4.       OUT OF POCKET EXPENSES AND MISCELLANEOUS CHARGES

         The out of pocket expenses and miscellaneous services fees and charges provided for under the Service Agreements are not included in the above fees and shall also be payable to BISYS in accordance with the provisions of the Service Agreements.

                                      A-2